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                                                                EXHIBIT 99.1

                                  PRESS RELEASE

   Genesis Health Ventures Announces Closing of Multicare Revision Transaction

         KENNETT SQUARE, PA-(BW Health Wire)-November 15, 1999--Genesis Health Ventures, Inc. (NYSE:GHV news) announced the closing of its transaction with The Cypress Group (Cypress) and the Texas Pacific Group (TPG) to restructure its Multicare joint venture.

         GHV Chairman and CEO, Michael Walker, said, "The closure of this transaction is an important step for Genesis and its shareholders. In looking ahead, the enhanced financial flexibility for the company will strengthen our position as a leader in the provision of eldercare."

         Genesis Health Ventures provides eldercare in the eastern US through a network of Genesis ElderCare skilled nursing and assisted living centers plus long term care support services nationwide including pharmacy, medical equipment and supplies, rehabilitation, group purchasing, consulting and facility management.

         The Cypress Group, based in New York City, manages private equity funds with more than $3.5 billion in commitments. Texas Pacific Group, based in San Francisco and Fort Worth, manages private equity funds in excess of $4 billion.

         Statements in this press release which are not historical facts are forward-looking statements. The company cautions investors that any forward-looking statements made by the Company involve risks and uncertainties and are not guarantees of future performance.

         Numerous factors exists which, in some cases have affected, and, in the future, could cause results to differ materially from these expectations, including the factors as detailed from time to time in the Company's filings with the Securities and Exchange Commission.